Exhibit 10.4

Quadrangle Advisors LLC

375 Park Avenue

New York, New York 10152

April 18, 2005

Protection One, Inc.

1035 North 3rd Street, Suite 101
Lawrence, Kansas 66044

Ladies and Gentlemen:

This letter serves to confirm the retention by Protection One, Inc. (the “Company”) of Quadrangle Advisors LLC to provide business and financial advisory services to the Company and its divisions, subsidiaries and affiliates (collectively, “Protection One”), as follows:

1.                                       The Company has retained us, and we hereby agree to accept such retention, to advise and consult with the Company’s board of directors and senior executive officers in such manner and on such business and financial matters as may be reasonably requested from time to time by the Company’s board of directors or senior executive officers, including but not limited to:

(i)                                     corporate strategy;

(ii)                                  budgeting of future corporate investments;

(iii)                               acquisition and divestiture strategies;

(iv)                              debt and equity financings; and

(v)                                 strategic alliances.

Without limiting the foregoing, we understand that the Company anticipates that we will generally be requested to consult with the Company’s senior executive officers regarding business and financial matters:

(a)                                  at least weekly, by telephone;

(b)                                 monthly, telephonically or in person, in connection with the review of monthly financial performance; and

(c)                                  telephonically or in person, prior to each meeting of the Company’s board of directors.

We shall use reasonable efforts to deal effectively with all matters submitted to us hereunder and endeavor to further, by performance of our services hereunder, the policies and objectives of the Company.

The Company agrees to pay us an annual fee of an amount equal to one million dollars ($1,000,000)  (the “Annual Fee”), payable in quarterly installments in advance at the beginning of each calendar quarter.  On April 19, 2005, the Company agrees to pay us an amount equal to (A) $140,000, representing the pro rata portion of the Annual Fee from February 8, 2005 through March 31, 2005, plus (B) $250,000, representing the Annual Fee installment for the second quarter of 2005.  On termination of this agreement, any portion of the Annual Fee paid by the Company for a quarterly period that includes the date of termination shall be prorated, and we shall promptly reimburse the Company for any portion of the Annual Fee received by us to the extent relating to a quarterly period or portion thereof after the date of termination.

2.                                       If we, or any of our affiliates, advise or consult with the Company’s board of directors or senior executive officers with respect to an acquisition by the Company, divesture (if the Company does not engage a financial advisor with respect to such divesture) or financing transaction, we may also invoice the Company for, and the Company agrees to pay, additional fees in connection with any such transaction in an amount not to exceed 0.667% of the aggregate value of such transaction.  In the event that we, or any of our affiliates, are requested by the Company to perform other services for Protection One above and beyond those called for by this agreement, we shall invoice the Company for, and the Company agrees to pay, additional fees for such services as may be mutually agreed upon.  Notwithstanding anything to the contrary in this agreement, payments under Section 1 or Section 2 shall be subject to the terms of the Company’s credit agreements, as in effect from time to time.

3.                                       In addition to any fees that may be payable to us under this agreement, the Company also agrees to reimburse us and our affiliates, from time to time upon request, for all reasonable out-of-pocket expenses incurred, including unreimbursed expenses incurred to the date hereof, in connection with this retention, including travel expenses and expenses of our counsel.

4.                                       The Company agrees to indemnify and hold us, our affiliates (including, without limitation, affiliated investment entities) and their and our respective partners, executives, officers, directors, employees, agents and controlling persons (each such person, including us, being an “Indemnified Party”) harmless from and against (i) any and all losses, claims, damages and liabilities (including, without limitation, losses, claims, damages and liabilities arising from or in connection with legal actions brought by or on behalf of the holders or future holders of the outstanding securities of Protection One or creditors or future creditors of Protection One), joint, several or otherwise, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of any activity contemplated by this agreement or our retention pursuant to, and our or our affiliates’ performance of the services contemplated by, this agreement and (ii) any and all losses, claims, damages and liabilities, joint, several or otherwise, related to or arising out of any action or omission or alleged action or omission related to the Company or any of its direct or indirect subsidiaries or the securities or obligations of any such entities.  The Company will further reimburse any Indemnified Party for all expenses (including counsel fees and disbursements) upon request as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising from any of the foregoing, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company; provided, however, that the Company will not be liable under the foregoing indemnification provision (and amounts previously paid that are determined not required to be paid by the Company pursuant to the terms of this paragraph shall be repaid promptly) to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from our willful misconduct, bad faith or gross negligence.  The Company agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Protection One related to or arising out of our retention pursuant to, or our affiliates’ performance of the services contemplated by, this agreement except to the extent that any loss, claim, damage, liability or expense is found in a final, non-appealable judgment by a court to have resulted from our willful misconduct, bad faith or gross negligence.

The Company also agrees that, without our prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which an Indemnified Party is an actual or potential party and in respect of which indemnification could be sought under the indemnification provision in the immediately preceding paragraph, unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

Promptly after receipt by an Indemnified Party of notice of any suit, action, proceeding or investigation with respect to which an Indemnified Party may be entitled to indemnification hereunder, such Indemnified Party will notify the Company in writing of the assertion of such claim or the commencement of such suit, action, proceeding or investigation, but the failure to so notify the Company shall not relieve the Company from any liability which it may have hereunder, except to the extent that such failure has materially prejudiced the Company.  If the Company so elects within a reasonable time after receipt of such notice, the Company may participate at its own expense in the defense of such suit, action, proceeding or investigation.  Each Indemnified Party may employ separate counsel to represent it or defend it in any such suit, action, proceeding or investigation in which it may become involved or is named as a defendant and, in such event, the reasonable fees and disbursements of such counsel shall be borne by the Company; provided, however, that the Company will not be required in connection with any such suit, action, proceeding or investigation, or separate but substantially similar actions arising out of the same general allegations or circumstances, to pay the fees and disbursements of more than one separate counsel (other than local counsel) for all Indemnified Parties in any single action or proceeding.  Whether or not the Company participates in the defense of any claim, the Company and we shall cooperate in the defense thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

If the indemnification provided for in clause (i) of the first sentence of this Section 4 is finally judicially determined by a court of competent jurisdiction to be unavailable to an Indemnified Party, or insufficient to hold any Indemnified Party harmless, in respect of any losses, claims, damages or liabilities (other than any losses, claims, damages or liabilities found in a final judgment by a court to have resulted from our willful misconduct, bad faith or gross negligence), then the Company, on the one hand, in lieu of indemnifying such Indemnified Party, and we, on the other hand, will contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by Protection One on the one hand and us, solely in our capacity as an advisor under this agreement, on the other hand in connection with the transactions to which such indemnification, contribution or reimbursement is sought, or (ii) if (but only if) the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of Protection One on the one hand and us on the other, as well as any other relevant equitable considerations; provided, however, that in no event shall our aggregate contribution hereunder exceed the amount of fees actually received by us in respect of the transaction at issue pursuant to this agreement.  The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above will be deemed to include any legal or other fees or expenses reasonably incurred in defending any action or claim.  The Company and we agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method which does not take into account the equitable considerations referred to in this paragraph.  The indemnity, contribution and expense reimbursement obligations that the Company has under this letter shall be in addition to any the Company or Protection One may have, and notwithstanding any other provision of this letter, shall survive the termination of this agreement.

5.                                       Any advice or opinions provided by us may not be disclosed or referred to publicly or to any third party (other than Protection One’s legal, tax, financial or other advisors), except in accordance with our prior written consent.

6.                                       We shall act as an independent contractor, with duties solely to Protection One.  The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.  Nothing in this agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, and, to the extent expressly set forth herein, the Indemnified Parties, any rights or remedies under or by reason of this agreement.  Without limiting the generality of the foregoing, the parties acknowledge that nothing in this agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or its subsidiaries or affiliates, or any present or future creditor of the Company or its subsidiaries or affiliates, any rights or remedies under or by reason of this agreement or any performance hereunder.  Rights and obligations under this agreement cannot be assigned without the prior written consent of the other party.

7.                                       This agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

8.                                       This agreement shall continue in effect from year to year unless amended or terminated by mutual consent; provided that this agreement shall terminate automatically at the earlier of:  (i) the end of the first calendar quarter during which funds managed by us cease to beneficially own at least 50% of the shares of the Company’s common stock beneficially owned by such entities as of the date hereof, (ii) unless the Company’s board of directors affirmatively resolves to continue this agreement (and the Company so notifies us in writing) on or prior to such date, the first date on or after the consummation of an underwritten public offering of the Company’s common stock after the date of this agreement (whether a primary or secondary offering) on which funds managed by us or our affiliates cease to beneficially own at least 50% of the issued and outstanding shares of the Company’s common stock or (iii) 90 days after written notice from either party that such party desires to terminate this agreement (provided that the Company shall provide such written notice immediately following a determination, if any, by a majority of its independent directors (or by one independent director, if he or she is the Company’s sole independent director), evidenced in writing to the Company, that termination of this agreement is advisable and in the best interests of the Company).

9.                                       Each party hereto represents and warrants that the execution and delivery of this agreement by such party has been duly authorized by all necessary action of such party.

10.                                 If any term or provision of this agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid and unenforceable, such term or provision shall be ineffective, as to such jurisdiction, solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this agreement invalid or unenforceable in any respect.

11.                                 Each party hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of our retention pursuant to, or our performance of the services contemplated by this agreement.

12.                                 It is expressly understood that the foregoing Sections 2-5, 7, 10 and 11 in their entirety, survive any termination of this agreement.

13.                                 This agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

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If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

Quadrangle Advisors LLC

By:	/s/ David A. Tanner
Authorized Signatory

AGREED TO AND ACCEPTED BY:

Protection One, Inc.

By:	/s/ Darius G. Nevin
Name: Darius G. Nevin
Title: Executive VP and CFO